Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing (712) 277-7305 jewing@terraindustries.com
Planned joint venture by Kemira GrowHow Oyj and Terra Industries Inc. for
UK operations approved by Competition Commission
Sioux City, Iowa (July 11, 2007)—The UK Competition Commission today approved the joint venture planned by Kemira GrowHow Oyj and Terra Industries Inc. to combine the fertilizer and associated process chemicals businesses of both companies in the United Kingdom. The approval is conditional upon the divestment of certain process chemicals businesses—which account for less than 3 per cent of sales of the planned joint venture—as well as upon amendment of certain terms in the agreements for supply of carbon dioxide at Ince.
The planned joint venture is designed to secure a sustainable, long-term base for manufacturing fertilizer and process chemicals in the UK. Both businesses produce ammonium nitrate, which is the main nitrogen fertilizer consumed in the UK.
Kemira GrowHow UK Limited is the largest UK producer of compound fertilizers and Terra Nitrogen (UK) Limited is the largest UK producer of ammonium nitrate. The joint venture would provide a complete fertilizer offering for agricultural customers. Both businesses are also leading producers of process chemicals and have well-established and highly-skilled workforces of approximately 400 per company.
The joint venture will be owned 50/50 by Kemira GrowHow and Terra and will include the site of Kemira GrowHow at Ince and of Terra on Teesside and Severnside. The annual turnover of the operations included in the joint venture exceeded 500 million euros in 2006. Through the joint venture, Kemira GrowHow and Terra expect to create significant cost and operational synergies that would enhance their ability to service and compete in increasingly challenging markets.
Heikki Sirviö, CEO of Kemira GrowHow, said: “We are pleased with this conclusion, which will enable us to start this joint venture and continue to provide high quality products and services to the agricultural and industrial customers of both our companies.”
Mike Bennett, President and CEO of Terra, said: “We have worked closely with the Competition Commission and expect to satisfy their conditions soon so that we can start the joint venture. We continue to believe that the proposed joint venture represents the best way forward for our UK business and customers.”
About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.

About Kemira GrowHow Oyj
Kemira GrowHow Oyj is one of the leading producers of fertilizer and feed phosphates in Europe. Kemira GrowHow develops and markets fertilizers and integrated solutions for crop cultivation, animal feed supplements and chemicals required in various industries. The company has approximately 2,500 employees worldwide and in 2006 net sales were 1.2 million euros. Kemira GrowHow Oyj is listed on the Helsinki Stock Exchange.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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